Exhibit 10.5

Restricted Stock Unit Award Agreement

Schawk, Inc.

Restricted Stock Unit Award Agreement

THIS AGREEMENT (“Agreement”), effective the Date of Grant set forth below, represents the grant of Restricted Stock Units by Schawk, Inc. (the “Company”), to the Participant named below, pursuant to the provisions of the Schawk, Inc. 2006 Long-Term Incentive Plan (the “Plan”).

The Plan provides a complete description of the terms and conditions governing the Restricted Stock Units not otherwise set forth in this Agreement. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms will completely supersede and replace the conflicting terms of this Agreement. All capitalized terms will have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. The parties hereto agree as follows:

Restricted Stock Unit Award Information

1. Participant:   __________

2. Date of Grant: _________, 20__

3. Grant of Restricted Stock Units. The Company hereby grants the Participant an Award of ______ Restricted Stock Units (“Restricted Stock Units”).   Each Restricted Stock Unit constitutes an unfunded unsecured promise of the Company to deliver (or cause to be delivered) to the Participant, subject to the terms and conditions of this Agreement, one (1) share of Class A Common Stock of the Company, par value $0.008, (“Share”) to the extent becoming vested,  pursuant to the terms and conditions contained herein.

4. Vesting Period. The Restricted Stock Units will vest and become nonforfeitable in accordance with the following:

(a) Except as provided otherwise herein, one hundred percent (100%) of the Restricted Stock Units will vest and become nonforfeitable on (and will remain wholly unvested until) the third anniversary of the Date of Grant, provided the Participant has continued in the employment of the Company or its subsidiaries through such date (this time period is referred to herein as the “Vesting Period”).

(b) Section 4(a) to the contrary notwithstanding, the Restricted Stock Units will become one hundred percent (100%) vested and nonforfeitable upon the Participant’s termination of employment due to the Participant’s death or Disability, provided the Participant has continued in the employment of the Company or its subsidiaries through the occurrence of such event.

For purposes of this Agreement the term “Disability” will have the same meaning given to such term in the Company’s long-term disability plan, or any successor long-term disability plan to such plan.

5. Termination of Employment for Other Reasons. In the event that the Participant’s employment with the Company and all of its subsidiaries terminates for any reason, other than a reason set forth in Section 4(b), prior to the third anniversary of the Date of Grant, the Restricted Stock Units will be forfeited and this Award will thereupon be canceled and terminated without any settlement of Shares under Section 6.

6. Settlement of Restricted Stock Units.

(a) As soon as may be practicable (but not more than sixty (60) days) after the Restricted Stock Units become vested pursuant to Section 4, or Section 8 as may apply, the Company will cause its transfer agent for Common Stock to register shares in book-entry form in the name of the Participant (or in the discretion of the Committee, to issue to the Participant a stock certificate) representing the number of Shares equal to the number of Restricted Stock Units that became vested.

(b) Section 6(a) to the contrary notwithstanding, the Committee has determined the Participant to be eligible to defer settlement of a portion of the Award in accordance with the terms of the Appendix attached hereto and made a part of this Agreement.  Upon a timely-made deferral election under the Appendix, the timing and form of settlement of the Participant’s Restricted Stock Units, to the extent becoming vested, will be governed by the terms and conditions of the Appendix.

7. Stockholder Rights; Dividend Equivalents.

(a) Neither the Participant nor the Participant’s representative will have any rights as a stockholder with respect to any Shares underlying the Restricted Stock Units until the date that the Company is obligated to settle this award by delivery of Shares to the Participant or the Participant’s representative.

(b) Until settlement occurs under Section 6, the Participant will be entitled to dividend equivalent payments (in accordance with Article 14 of the Plan) with respect to dividends paid on the Company’s Common Stock.  Dividend equivalents will be paid to the Participant in cash when dividends are paid to the Company’s common stockholders.  Provided, in the event that dividends are paid to common stockholders in Shares, the Participant will receive a dividend equivalent in Shares on his Restricted Stock Units at such time in an amount equal to the product of (i) the number of Restricted Stock Units then held by the Participant on the related dividend record date multiplied by the (ii) the number of Shares (including any fraction thereof) distributable to common stockholders as a dividend on one Share.

8. Change in Control of the Company. If there is a Change in Control of the Company as defined in Section 2.8 and described in Article 17 of the Plan during the Participant’s employment with the Company, the Restricted Stock Units will vest and be settled in accordance with, and be subject to the requirements set forth in, such Article 17 (and also shall be subject to the Appendix hereto as may apply).

9. Nontransferability. Prior to settlement, the Restricted Stock Units awarded pursuant to this Agreement may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by operation of law or otherwise (“Transfer”) other than by will or by the laws of descent and distribution, except as provided in the Plan. If any Transfer, whether voluntary or involuntary, of Restricted Stock Units is made, or if any attachment, execution, garnishment, or lien will be issued against or placed upon the Restricted Stock Units, the Participant’s right to such Restricted Stock Units will be immediately forfeited and this Agreement will thereupon be canceled and terminated.

10. Requirements of Law. The granting of Restricted Stock Units under the Plan will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

11. Tax Withholding. The Company will have the power and the right to deduct or withhold, or require the Participant or the Participant’s beneficiary to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement.

12. Stock Withholding. With respect to withholding required upon any taxable event arising as a result of Restricted Stock Units granted hereunder, the Company, unless notified otherwise by the Participant in writing within thirty (30) days prior to the taxable event, will satisfy the tax withholding requirement by withholding Shares having a Fair Market Value equal to the total minimum statutory tax required to be withheld on the transaction. The Participant agrees to pay to the Company or its subsidiaries any amount of tax that the Company or its subsidiaries may be required to withhold as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described.

13. Administration. This Agreement and the Participant’s rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized, in its sole discretion, to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which will be binding upon the Participant.

14. Continuation of Employment. This Agreement will not confer upon the Participant any right to continuation of employment by the Company or its subsidiaries, nor will this Agreement interfere in any way with the Company’s or its subsidiaries’ right to terminate the Participant’s employment at any time.

15. Amendment to the Plan. The Plan, and Awards thereunder, is discretionary in nature and the Board may terminate, amend, or modify the Plan at any time; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Agreement, without the Participant’s written approval.

16. Amendment to this Agreement. This Agreement may be amended or terminated only in a writing entered into by the Participant and the Company (including, without limitation, a writing in connection with the termination of Participant’s employment).  Any amendment or termination of this Agreement will not accelerate a payment date if such amendment or termination would subject such amounts to taxation under Section 409A (defined below) and otherwise will be subject to the terms of any deferred settlement of Restricted Stock Units as may apply under Section 6(b).

17. Successor. All obligations of the Company under the Plan and this Agreement, with respect to the Restricted Stock Units, will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

18. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions will nevertheless be binding and enforceable.

19. Adjustments. Upon any event set forth in Section 4.4 of the Plan, such as a change in the capitalization of the Company resulting from a stock split or a corporate transaction such as any merger, consolidation, separation, or otherwise, the number and class of shares of Restricted Stock Units subject to this Agreement may be equitably adjusted by the Committee, in its sole discretion, to prevent dilution or enlargement of rights, in accordance with Section 4.4 of the Plan.

20. Applicable Laws and Consent to Jurisdiction. The validity, construction, interpretation, and enforceability of this Agreement will be determined and governed by the laws of the state of Illinois without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction and agree that such litigation will be conducted in the federal or state courts of the state of Illinois.

21. Section 409A.  For all purposes under this Agreement:

(a) This Agreement shall be interpreted so as to comply with or satisfy an exemption from Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Section 409A”).  The Committee may in good faith make the minimum modifications to this Agreement as it may deem appropriate to comply with Section 409A while to the maximum extent reasonably possible maintaining the original intent and economic benefit to the Participant and the Company of the applicable provision.

(b) All references to the Participant’s termination of employment shall mean the Participant’s separation from service within the meaning of Section 409A.

(c) The Participant will have no discretion to determine the taxable year of any settlement of Restricted Stock Units or any other payment to the Participant under this Agreement (except as the Participant may be permitted pursuant Section 6(b)).

(d) If and only to the extent as may be required by Section 409A(a)(2)(B)(i) (and otherwise subject to the Appendix), settlement of Restricted Stock Units to the Participant, who is a “specified employee,” that is due upon the Participant’s separation from service (within the meaning of Section 409A) will be delayed and paid in a lump sum within seven (7) days after the earlier of the date that is six (6) months after the date of such separation from service or the date of the Participant’s death after such separation from service (and the Committee will have sole discretion to determine the taxable year in which the Award is settled).

22. Confidentiality, Non-Solicitation and Non-Competition Covenants.

(a) In the course of the Participant’s employment with the Company, the Participant will be given access to and otherwise obtain knowledge of certain trade secrets and confidential and proprietary information pertaining to the business of the Company and its affiliates.  Other than in the course of properly performing the Participant‘s duties for the Company, during the Participant’s employment with the Company and thereafter, the Participant will not, directly or indirectly, without the prior written consent of the Company, disclose or use for the benefit of any person, corporation or other entity, including the Participant, any trade secrets or other confidential or proprietary information concerning the Company or its affiliates, including, but not limited to, information pertaining to clients, services, products, earnings, finances, operations, marketing, methods or other activities; provided, however, that the foregoing shall not apply to information which is of public record or is generally known, disclosed or available to the general public or the industry generally (other than as a result of the Participant’s breach of this covenant or the breach by another employee of his or her confidentiality obligations) (hereinafter, “Confidential Information”).

(b) Participant hereby recognizes and acknowledges that during the Participant’s employment with the Companies, the Participant has been and will be exposed to the suppliers, licensors, licensees, partners, affiliates, customers and potential customers associated with all aspects of the Companies’ business, and to Confidential Information. In addition, in carrying out the paid functions of employment, the Participant recognizes and acknowledges that the Participant will establish relationships with customers and other persons and entities, which are the stock in trade of the Companies.  Therefore, at all times during the Participant’s employment with the Companies, the Participant, except as part of the Participant’s  duties as an employee of the Companies, shall not have an ownership interest in or become employed (or retained as an independent contractor, leased employee, consultant or otherwise) in a non-clerical/non-manual labor capacity by any person or entity whose business, products or services are the same as or substantially similar to (or otherwise perform the same or substantially similar functions as) the whole or any significant part or component of the business of or products or services provided by the Companies.  Notwithstanding anything herein to the contrary, the Participant is  permitted to own or acquire for investment purposes, not more than one percent (1%) of the outstanding capital stock of any publicly held company or enterprise. The post-termination restriction contained in this paragraph shall be limited to those geographic areas (states and counties) where the Participant sold or provided, or were permitted to sell or provide, the Companies’ products or services.

(c) At all times during the Participant’s employment with the Companies, and for a period of twelve (12) months following either (a) the Participant’s voluntary termination of Participant’s employment, or (b) the Company’s termination of Participant’s employment as a result of Participant’s willful violation of his/her fiduciary responsibility to either and/or both Schawk and Schawk client(s), illegal activities or acts of moral turpitude, the Participant, except as part of the Participant’s duties as an employee of the Companies, shall not for his/herself or on behalf of any other person or entity:

(i)
solicit business from, sell products to or perform services for any Customer of the Companies, which business, products or services are the same as or substantially similar to (or otherwise perform the same or substantially similar functions as) the business of or products and services developed or provided by the Companies, including as an independent contractor, leased employee, consultant or otherwise; or

(ii)	induce or encourage any Customer of the Companies to not do or cease doing business with Schawk or to reduce or restrict in any way the amount or nature of such business done with the Companies.

As used herein, the term “Customer of the Companies” shall mean any person or entity who has purchased or used products or services from Schawk or that was pursued by the Companies, and with or for whom the Participant has had direct contact and activity or direct supervisory responsibility or access to Confidential Information, within the twenty four (24) month period immediately preceding the termination of the Participant’s employment with the Companies.

(d) Recognizing the Companies’ interests as identified herein, as well as its interest in maintaining a stable work force, the Participant agrees that, for a period of twelve (12) months following either (a) the Participant’s voluntary termination of Participant’s employment, or (b) the Company’s termination of Participant’s employment as a result of Participant’s willful violation of his/her fiduciary responsibility to either and/or both Schawk and Schawk client(s), illegal activities or acts of moral turpitude, the Participant shall not, without the express written consent of the Companies, for his/herself or on behalf of any other person or entity:

(i)	solicit, induce or encourage any employee or independent contractor of the Companies to leave the Companies or to cease his, her or its relationship with the Companies, for any reason; or

(ii)	hire or attempt to hire any employee or independent contractor of the Companies.

(e) The Participant understands that the Companies’ competitive position is highly dependent on the Confidential Information and its relationships with its customers and employees and independent contractors, and that any wrongful disclosure of Confidential Information or other breach of the Non-Solicitation and Non-Competition covenants set forth herein will cause immediate and irreparable harm to the Companies for which the Companies will have no adequate remedy at law.  The Participant and the Companies acknowledge the reasonableness of the scope and duration of the  Non-Solicitation and Non-Competition covenants. In the event that the Participant breaches or threatens to breach any provision hereof, the Companies shall be entitled to entry of an injunction prohibiting same, in addition to any other remedy or relief that may be available to the Companies at law or in equity.  In the event that any part or provision of the Non-Solicitation and Non-Competition covenants shall be held to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable part or provision had not been included therein. It is further the intent and understanding of the Participant and the Companies that if, in any action before any court or agency legally empowered to enforce the Non-Solicitation and Non-Competition covenants, any term, restriction,  or promise contained herein is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the Date of Grant.

Schawk, Inc.

By:____________________________________

ATTEST:

___________________________________

 _______________________________________
         Participant

APPENDIX

Participation in Schawk, Inc. Deferrable Restricted Stock Unit Program

A. Eligibility.  The Participant has been selected for eligibility to participate in the Schawk, Inc. Deferrable Restricted Stock Unit Program (“Program”) with respect to the Award of Restricted Stock Units to which this Appendix is attached, the terms and conditions of which participation are set forth in this Appendix.  To the extent that the Participant timely makes a deferral election under this Appendix, by signing the Agreement the Participant agrees that the terms and conditions of this Appendix shall apply.  Participation in the Program with respect to this Award shall not have any effect on the Participant’s eligibility (or lack of eligibility) to participate in the Program with respect to any future award of restricted stock units that may be granted to the Participant.  All capitalized terms not defined in this Appendix have the meaning otherwise set forth in the Agreement.

B. Date for Deferral Election.  If this Award is the first such award for which the Participant is eligible to elect to defer restricted stock units under the Program, the Participant must make such deferral election within 30 days after the date that the Committee has granted this Award.  If this Award is granted in any fiscal year subsequent to the Participant’s first such year of eligibility under the Program, any such deferral shall be effective only if the Participant had made a deferral election on or before December 31 of the fiscal year prior to the fiscal year in which this Award was granted (which election shall be conditionally effective upon the Committee’s determination to grant this Award and to permit the Participant such deferral election).  The Participant’s deferral election is voluntary.

C. Amount That May Be Deferred.  The Participant may elect to defer up to 80% (in 10% increments) of the Restricted Stock Units granted under this Award.  Such election shall have no effect on the date of vesting under Section 4 of the Agreement.

D. Form and Timing of Settlement of Vested RSUs.  If the Participant makes a timely election pursuant to Sections B and C of this Appendix, the Participant shall also thereupon elect a time and form of settlement of the Restricted Stock Units, to the extent becoming vested, from one of, and in accordance with, the following requirements:

(i) A lump sum settlement on the date that is six months after the Participant’s separation from service (as provided in Section 409A);

(ii) Settlement in three equal installments, with an installment payable on each of six months after the Participant’s separation from service, eighteen months after the Participant’s separation from service and thirty months after the Participant’s separation from service;

(iii) A lump sum settlement on the earlier of (a) three years after the vesting date set forth in Section 4(a) of the Agreement or (b) the date that is six months following the Participant’s separation from service; or

(iv) A lump sum settlement on the earlier of (a) five years after the vesting date set forth in Section 4(a) of the Agreement or (b) the date that is six months following the Participant’s separation from service.

If the Participant elects a deferred settlement of the Restricted Stock Units but fails to properly elect a specific time and form of settlement, the deferred Restricted Stock Units will be settled in a lump sum on the date that is six months following the date of the Participant’s separation from service.

E. Dividends on Deferred RSUs.  The Participant will be entitled to dividend equivalents on deferred Restricted Stock Units on the same basis as provided in Section 7(b) of the Agreement.

F. Deferral Elections Irrevocable. The Participant’s elections under this Appendix shall be irrevocable, except as specifically otherwise provided herein on the occurrence of the Participant’s death or disability, an unforeseeable emergency with respect to the Participant, or a change in ownership or effective control of the Company or of a substantial portion of the assets of the Company as provided at Sections G, H and I of this Appendix, respectively.

G. Death; Disability.  Any unpaid deferred vested Restricted Stock Units will be settled with the Participant’s estate within 90 days following the death of the Participant.  Any unpaid deferred vested Restricted Stock Units will be settled with the Participant within 90 days following the disability of the Participant, provided that the disability complies with the definition under Section 409A.

H. Unforeseeable Emergency.  The Participant may request a settlement of unpaid Restricted Stock Units, to the extent previously vested, upon the occurrence of an unforeseeable emergency with respect to the Participant, provided that the unforeseeable emergency and amount requested complies with requirements under Section 409A. Whether a requested early settlement satisfies the requirements of an unforeseeable emergency will be determined by the Committee in its sole discretion.

I. Change in Control.  In the event of a Change in Control, the Restricted Stock Units that previously became vested or become vested upon such Change in Control will be settled with the Participant immediately upon such Change in Control, provided that the Change in Control also complies with the definition of a change in ownership or effective control of the Company or of a substantial portion of the assets of the Company under Section 409A.  In the event that any portion of this Award is unvested after a Change in Control that complies with Section 409A and the Award is not then terminated, such portion will be settled in accordance with the Participant’s initial deferral election to the extent thereafter becoming vested. If the Change in Control does not comply with such definition under Section 409A, the Restricted Stock Units will be paid in the form and at the time previously elected by the Participant or as otherwise permitted under this Appendix.

J. Section 162(m); Securities Law Restrictions.  The Committee, in its sole discretion, may require the Participant to defer any settlement of Restricted Stock Units if settlement would reasonably be anticipated to not then be allowed as a deduction by the Company under section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”).  In such circumstance, the Restricted Stock Units will be settled in the first fiscal year of the Company in which such settlement is not disallowed as a deduction under Section 162(m) or, if earlier, within 60 days (but, if the Participant is a specified employee (under Section 409A), delayed to the date that is six months) following the participant’s separation from service, and shall otherwise satisfy Treasury Regulation Section 1.409A-2(b)(7)(i).  The Committee, in its sole discretion, may require the Participant to defer any settlement of the Restricted Stock Units if the settlement would reasonably be anticipated to violate federal securities laws or other applicable law.  In such circumstance, the Restricted Stock Units will be settled on the earliest date on which such settlement would be reasonably anticipated not to so violate such laws.

K. Other Requirements.

(i) The Company may withhold from any settlement made under this Appendix such amount or amounts as may be required for purposes of complying with all federal, state and local tax withholding obligations, including share withholding as may apply under the Agreement.

(ii) All references in this Appendix to “Section 409A” mean section 409A of the Code, together with all Treasury Regulations and other official guidance promulgated thereunder.

(iii) This Appendix is intended to comply with Section 409A, and all provisions of this Program shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  In no event whatsoever will the Company any of its affiliates be liable for any additional tax, interest or penalties that may be imposed on a participant by Section 409A or any damages for failing to comply with Section 409A, other than for applicable withholding.

(iv) The Participant’s termination of employment will not be deemed to have occurred under this Appendix unless it also constitutes a “separation from service” under Section 409A.

(v) Each dividend, and each installment in settlement of vested Restricted Stock Units, becoming payable under this Appendix will be treated as a separate payment.

(vi) This Appendix, together with all restricted stock unit deferral arrangements of other Plan participants under substantially similar terms as provided in this Appendix, is intended to constitute an unfunded plan for a select group of management or highly compensated employees of the Company within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  All amounts deferred under this Appendix are intended to be an unfunded unsecured promise to pay money for income tax purposes, subject to the claims of the Company’s general creditors.

(vii) The Committee shall be the administrator responsible for the administration of the Participant’s deferral arrangement under this Appendix.  The Committee shall have all of the powers and authorities set forth at Article 3 of the Plan (or successor).  All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participant, the Company and all other interested individuals.

(viii) The Company shall indemnify and hold harmless each employee, officer, or director of the Company to whom is delegated duties, responsibilities, and authority with respect to this Appendix against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him (including but not limited to reasonable attorney fees) which arise as a result of his actions or failure to act in connection with the operation and administration of the terms and conditions of this Appendix to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Company.  Notwithstanding the foregoing, the Company shall not indemnify any person for any such amount incurred through any settlement or compromise of any action unless the Committee consents in writing to such settlement or compromise.

(ix) In the event of any inconsistency between this Appendix and the terms and conditions of the Agreement (other than this Appendix), The Agreement will govern (and the Plan will govern to the extent providing that that the Plan governs in the Agreement).

This Program is governed by ERISA and to the extent that ERISA does not apply is governed by the law of the state (excepting its conflict of laws rules) set forth in the participant’s RSU grant agreement with respect to the amount deferred thereunder.